AGREEMENT
                                       FOR
                           PURCHASE AND SALE OF SHARES


          THIS AGREEMENT is made and entered into this 27th day of September, 1996, by and among Bruco International, Inc., a Nevada corporation ("Buyer"), and Robertson-Ceco Corporation, a Delaware corporation ("RCC") and H.H. Robertson Asia/Pacific Pte Ltd, a Singapore corporation ("Asia Pacific Holding" and together with RCC, the "Selling Entities").

          WHEREAS, Asia Pacific Holding owns all of the outstanding ordinary shares of H.H. Robertson Hong Kong Ltd, H.H. Robertson (Australia) Pty Ltd. and H.H. Robertson Singapore Pte Ltd. (the foregoing being the "Asian Pacific Companies");

          WHEREAS, Buyer desires to purchase all of the issued and outstanding shares of the Asian Pacific Companies;

          WHEREAS, the business of the Asian Pacific Companies as engaged in by the Asian Pacific Companies directly and through P.T. H.H. Robertson Building Products Indonesia and H.H. Robertson NZ Ltd (collectively the "Operating Companies") on the date hereof is referred to herein as the "Business";

          WHEREAS, for purposes of this Agreement, the "Facilities" shall mean the facilities owned and leased by the Operating Companies;

          WHEREAS, in connection with this transaction, RCC has delivered to Buyer a binder of materials entitled H.H. Robertson Asia Pacific Schedules 1-44 together with other written items (collectively, the "Disclosure Schedule");

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                                 THE TRANSACTION

          1.1 Purchase of Shares. At the Closing, Asia Pacific Holding shall transfer to Buyer and Buyer shall accept all of the issued and outstanding shares of each of the Asian Pacific Companies, except trust shares of H.H. Robertson Hong Kong Ltd owned beneficially through a nominee (the "Purchased Shares").

          1.2 Liabilities and Obligations. After the Closing, Asia Pacific Holding shall indemnify Buyer and the Asian Pacific Companies from all debts, obligations and liabilities of the Operating Companies relating to the Business or otherwise of any kind, whether known or unknown, contingent, absolute, or otherwise, as in existence on the Closing Date (the "Retained Liabilities"), except for the Assumed Liabilities as defined below. The Assumed Liabilities shall be the following liabilities of the Operating Companies:

          (a) obligations under the terms of contracts, instruments and other agreements described in the Disclosure Schedule or entered into in the ordinary course of the Business, including the joint venture agreement relating to P.T. H.H. Robertson Building Products Indonesia, open bids, proposals, purchase and sales orders;

          (b) all current liabilities, including accounts payable and accrued expenses as of the close of business on the Closing Date;

          (c) intercompany payables - trade non corporate as of the close of business on the Closing Date;

          (d) intercompany payables to corporate as of the close of business on the Closing Date reduced by U.S. $1.2 million (the "RCC Debt") provided such payables must be at least equal to U.S. $1.2 million;

          (e) warranty and backcharge claims arising during the five year period following Closing with respect to products of the Business manufactured or services provided prior to Closing as well as claims relating to work in process as of the Closing up to an aggregate amount of U.S. $2,234,768.56; and

          (f) liabilities for bank debt and capital leases incurred in connection with the Business.

          1.3 Intercompany Payables. Buyer will pay the RCC Debt on behalf of the relevant Operating Companies at Closing and will pay or cause the relevant Operating Companies to pay all other intercompany payables in accordance with historical terms.

          1.4 Trust Shares. At or promptly after the Closing, Asia Pacific Holding will direct the nominee holding a trust share of H.H. Robertson Hong Kong Ltd that the beneficial interest in such trust shall be transferred to Buyer and shall cause the nominee to execute a new Declaration of Trust for the benefit of Buyer.


                                   ARTICLE II

                           CONSIDERATION FOR TRANSFER

          2.1 Consideration for Purchased Shares. In addition to the assumption and payment of the Assumed Liabilities by Buyer and Buyer's performance of the covenants of Buyer hereunder, Buyer shall pay the following amounts for the Purchased Shares:

       999 shares H.H. Robertson Hong Kong Ltd       $1000 (U.S.)
15,000,000 shares H.H. Robertson (Australia) Pty Ltd $1000 (U.S.)
   125,000 shares H.H. Robertson Singapore Pte Ltd   $1000 (U.S.)

          2.2 Transfer Taxes. At Closing, the Selling Entities and Buyer shall each pay one-half (1/2) of any transfer taxes and sales taxes payable as a result of the transfer of the Purchased Shares provided for herein.


                                   ARTICLE III

                                   THE CLOSING

          3.1 Closing. The transfer of Purchased Shares contemplated by this Agreement shall be effective as of the end of the Closing Date, as hereafter defined (the "Closing") and shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois at 10:00 A.M. on September 30, 1996 or at such other time or place as may be mutually agreed upon by the parties (the "Closing Date").

          3.2 Deliveries by Buyer. At the Closing, Buyer shall deliver (or cause to be delivered) the following:

          (a)  $3000 U.S. in payment of the Purchased Shares;

          (b)  payment of the RCC Debt; and

          (c) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

          3.3 Deliveries by the Selling Entities. At the Closing, the Selling Entities shall deliver the following:

          (a) certificates for the Purchased Shares together with such transfer documents as are required in each applicable jurisdiction;

          (b) all documents necessary to effect the transfer of beneficial interest in the trust shares described in Section 1.4;

          (c) resignations of those officers and directors of the Operating Companies as are requested by Buyer prior to Closing;

          (d) a certificate describing any information of which the Selling Entities become aware which is contrary to the representations and warranties or Disclosure Schedule to this Agreement (the "Closing Certificate"); and

          (e) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

          3.4 Closing Agreements. At the Closing, the parties shall execute, acknowledge and deliver such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

          3.5 Closing Conditions. Each party's obligation to close shall be conditioned upon the following:

          (a) the other party's representations and warranties shall be accurate in all material respects as if made at Closing (after taking the Closing Certificate into account);

          (b) each party shall have performed its covenants required to be performed at or before Closing; and

          (c) there shall be no pending or threatened litigation or proceeding which prevents the Closing.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                             OF THE SELLING ENTITIES

          The Selling Entities hereby represent and warrant to Buyer, as of the date hereof, and as of the Closing Date, as set forth below. For purposes of this Agreement a "Material Adverse Effect" shall mean any effect which is materially adverse to the financial condition of the Business when taken as a whole. For purposes of this Agreement, the phrase "to the knowledge of the Selling Entities" or the phrase "to the best knowledge of the Selling Entities", or other language of similar effect, shall mean to the actual knowledge at the time of the Closing of Russ Hill, E.A. Roskovensky and John Sills. The exceptions, modifications, descriptions and disclosures in the Disclosure Schedule are made for all purposes of this Agreement and are exceptions to all representations and warranties set forth in this Agreement or in any agreement or instrument delivered pursuant to or in connection with this Agreement (the "Related Agreements"). To the extent that prior to the date hereof a report, document or other written information has been delivered to or is in the possession of Buyer or its counsel which discloses the existence of any fact or circumstance which should have been disclosed in this Agreement or in the Related Agreements, such fact or circumstance is deemed disclosed for all purposes of this Agreement and the Related Agreements and is an exception to the representations and warranties set forth herein. Buyer shall have no right to compel compliance or to bring an action for indemnification arising out of matters deemed disclosed hereunder.

          4.1 Authority. Each Selling Entity has the full corporate right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements it is hereby contemplated to execute and to carry out the transactions contemplated hereby and thereby, including the transfer of the Purchased Shares. All corporate and other acts or proceedings required to be taken by each Selling Entity to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken.

          4.2 Validity. This Agreement has been, and the agreements and other documents to be delivered by each Selling Entity at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of each Selling Entity enforceable in accordance with their respective terms.

          4.3 Violations and Approvals. Except for the consent of Foothill Capital Corporation and as set forth in the Disclosure Schedule, the execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, upon notice, with the passage of time or both) result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any obligation of or relating to the Business and are not prohibited by, do not and will not violate or conflict with any provision of, and do not and will not (immediately, upon notice, with the passage of time or both) constitute a default under or a breach of (i) the charter or by-laws of any Selling Entity, (ii) any material note, bond, indenture, contract, agreement, permit, license or other instrument to which any Selling Entity is a party or, by which any Selling Entity, the Business or the assets thereof are bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to any Selling Entity, the Business or the assets thereof or (iv) any law, rule or regulation applicable to any Selling Entity, the Business or the assets thereof. Except as set forth in the Disclosure Schedule, and consents to assignment and other consents that are obtained in connection with the Closing, no approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority of any country, is required for the execution and delivery by each Selling Entity of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby except where their is no Material Adverse Effect.

          4.4 Due Organization; Shares. Each Operating Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. Each Operating company has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on its business except where their is no Material Adverse Effect. The shares delivered at Closing will constitute all of the issued and outstanding shares of each Asian Pacific Company, except the trust shares covered by Section 1.4. There are no outstanding options, warrants or similar rights to purchase any capital stock of any Asian Pacific Company.

          4.5 Financial Statements. The financial statements of the Operating Companies for the year ended December 31, 1995 included in the Disclosure Schedule (the "Financial Statements") are fair presentations of the financial condition and the results of operations as of the dates and for the periods indicated prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as specified therein and except for the lack of footnotes, and in the case of interim Financial Statements subject to year-end audit adjustments consisting only of normally recurring accruals which in the aggregate are not material).

          4.6 Interim Change. Except as set forth in the Disclosure Schedule, since December 31, 1995, each of the Operating Companies has operated its business in the ordinary course, consistent with past operations, and there has not been any event resulting in, or that is reasonably likely to result in, a Material Adverse Effect.

          4.7 Assets. The applicable Operating Company has good title to the personal property owned by it as of the Closing Date, except for liens, claims or encumbrances that do not materially detract from the value or interfere with the present use of such assets or which will be discharged upon payment of the associated Assumed Liability. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NO WARRANTIES ARE BEING MADE AS TO CONDITION OR SUFFICIENCY OF ANY ASSETS AND ALL OTHER WARRANTIES EXPRESS OR IMPLIED ARE HEREBY DISCLAIMED INCLUDING ANY WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          4.8 Environmental Matters. To the knowledge of the Selling Entities, each of the Operating Companies is currently complying in all material respects with its obligations under all laws relating to the environment in connection with the operation of its Business, its occupancy of its Facilities and otherwise except for such failures to comply which can be readily cured and which could not reasonably be expected to result in any material expense or liability. To the knowledge of the Selling Entities, no environmentally hazardous materials have ever been unlawfully generated, treated, stored, or disposed of at any Facility.

          4.9 Employees. Except in the case of each of (i) through (iv) below, as set forth in the Disclosure Schedule, with respect to the Business and each Facility, (i) there have not been any labor disputes, any work stoppages, pickets or work slow-downs due to labor disagreements in the past five years,
(ii) there is no labor strike, dispute, grievance, request for representation, slowdown or stoppage pending or, to the knowledge of the Selling Entities, threatened; (iii) each Operating Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses; and (iv) the transactions contemplated by this Agreement will not create liability under any law, rule or regulation respecting reductions in force or the impact on employees on plant closing or sales of businesses.

          4.10 Employee Benefit Plans. For purposes hereof, a "Plan" shall mean any current written employee benefit plan, contract or arrangement, established, maintained or contributed to by one of the Operating Companies. The applicable Operating Company has delivered to Buyer or provided Buyer with access to true and complete copies of all Plan documents in its possession.

          4.11 Licenses and Permits. The licenses and permits held by each Operating Company are valid and in full force and effect, and there are not pending, or to the knowledge of the Selling Entities, threatened any proceedings or circumstances which could reasonably be expected to result in the termination, revocation, limitation or impairment of any license or permit. To the knowledge of the Selling Entities, the licenses and permits held by each Operating Company are all of such items that are necessary to own and operate each Facility and conduct the Business as presently owned, operated or conducted, except for such items as are not material to the Business and which can be readily obtained.

          4.12  Material Contracts.   To the knowledge of the Selling Entities,
the Disclosure Schedule hereto sets forth an accurate, correct and complete list or location of all contracts, instruments, and agreements to which any Operating Company is a party or is bound, or by which any of their assets are subject or bound which involve any of the following types of contracts (the "MATERIAL CONTRACTS"):

          (a) all purchase orders, agreements or contracts for the purchase of any materials or services involving an amount in excess of $50,000;

          (b) any sales, license, service or distribution agreements and contracts involving annual payments in excess of $50,000;

          (c) all material leases, agreements, contracts and other instruments affecting the Real Estate;

          (d) all leases for personal property involving annual payments of in excess of $50,000;

          (e)  all agreements and contracts with employees;

          (f) all licenses, agreements, contracts and other instruments affecting intellectual property;

          (g) all agreements and contracts containing requirements or "take or pay" provisions;

          (h) all agreements and contracts with state, federal, local, regulatory or other governmental entities; and

          (i) any other contract, instrument or agreement which provides for payment or performance by any party thereto having an aggregate value of $50,000 or more.

     To the knowledge of the Selling Entities all Material Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect and none of the parties to any Material Contract are in breach of, violation of, or in default under the terms of any such Material Contract except for such breaches, violations and defaults which can be readily cured by Buyer and which will not result any material expense or liability. The Selling Entities have made available accurate, correct and complete copies of each Material Contract to Buyer.

          4.13 Intellectual Property. Except as set forth in the Disclosure Schedule, with respect to the intellectual property owned or used by the Operating Companies, (i) the applicable Operating Company owns or has the right to use the intellectual property; (ii) none of the intellectual property of the Operating Companies infringes upon the rights of others or, to the knowledge of the Selling Entities is being infringed upon by others; (iii) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any intellectual property owned by the Operating Companies; (iv) the Operating Companies have not agreed to indemnify any person for or against any infringement of or by the intellectual property.

          4.14 Legal Proceedings. Except as set forth in the Disclosure Schedule, the Operating Companies are not engaged in or a party to or, to the knowledge of the Selling Entities threatened with any dispute, action, suit or other proceeding relating to any Facility or the Business. Neither the Operating Companies, any Facility nor the Business is the named subject of or directly subject to any judicial or administrative adjudicatory judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

          4.15 Compliance with Law. To the knowledge of the Selling Entities, as of the Closing, the Business, each Facility and the assets thereof conform in all material respects to all applicable statutes, codes, laws, ordinances, rules and regulations and each Operating Company has materially complied with all such statutes, codes, laws, ordinances, rules and regulations.

          4.16 Brokers. None of the Selling Entities has retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

          Buyer hereby represents and warrants to the Selling Entities as of the date hereof, and as of the Closing Date, as set forth below.

          5.1 Authority. Buyer has full corporate right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

          5.2 Validity. This Agreement has been, and the agreements and other documents to be delivered at Closing will be, duly executed and delivered by Buyer and will constitute lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

          5.3 Violations and Approvals. The execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, with notice, the passage of time or both) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (immediately, with notice, the passage of time or both) result in a default under or a breach of (i) the charter or by-laws of Buyer,
(ii) any material contract, agreement, permit, license or other instrument to which Buyer is a party or by which it is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any law, rule or regulation applicable to Buyer, except for such creations, terminations, violations, conflicts, breaches, defaults, charges or encumbrances which, in the aggregate will not have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

          5.4 Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.


                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

          6.1 Further Assurances; Cooperation. From time to time, after Closing at Buyer's request and without further consideration, the applicable Selling Entities shall execute, acknowledge and deliver such documents, instruments or assurances and take such other actions as Buyer may reasonably request with respect to assigning, conveying and transferring to Buyer any of the Purchased Shares.

          6.2 Records and Documents. Following the Closing Date, each party shall grant the other, access to and the right to make or obtain copies (at the copying party's expense) of those records and documents related to the Business which are in the possession of the other party, as may be reasonably necessary to the requesting party for any tax, financial reporting or other reasonable purpose.

          6.3 Noncompetition and Nondisclosure.

               6.3.1 Noncompetition. In order to protect the value of the Business and the Purchased Shares, each Selling Entity agrees until the earlier of: (i) two (2) years from the Closing Date and (ii) the occurrence of a Buyer Change of Control (as hereafter defined), not to (x) engage, directly or indirectly, in any manner in the Business (other than the pre-engineered metal buildings business) anywhere in Asia, except for sales of products of the Business through distributors or dealers or (y) solicit for employment or as a consultant or independent contractor any employee of the Operating Companies.

               6.3.2 Breach. The Selling Entities agree that any breach of Sections 6.3.1 above will result in irreparable damage to Buyer for which Buyer will have no adequate remedy at law, and, therefore if such a breach should occur, the Selling Entities agree that Buyer may seek a temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Buyer enjoining any such breach, without prejudice to any other right or remedy to which Buyer shall be entitled. In the event that any portion of this Section 6.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum lesser period of time, geographic area, or range of activities as to which it may be enforceable. Each of the covenants herein shall be deemed a separate and severable covenant. In the event any Selling Entity breaches any provision of this Section 6.3, Buyer shall be entitled to recover all costs of enforcement, including reasonable attorneys' fees.

          6.4 Bulk Transfer Compliance. As between Buyer and the Selling Entities, neither Buyer nor the Selling Entities shall have any obligation to give bulk transfer notices to creditors, claimants or other persons or entities.

          6.5 Letters of Credit, Bonds and Guarantees. Until the expiration of one year after Closing or the earlier sale of substantially all of the assets or equity or other change of control of Buyer or the Operating Companies (a "Buyer Change of Control"), RCC shall continue the letters of credit in the amount of $2.0 million issued to support the Operating Companies credit facility. Buyer shall reimburse RCC for all amounts drawn on such letters of credit. Within one year after Closing, Buyer shall replace any bonds or guarantees issued by the Selling Entities in connection with the Business in a manner satisfactory to RCC and without requirement of any payment or incurrence of any obligation by RCC. Buyer shall reimburse RCC for any liabilities incurred by the Selling Entities with respect to such bonds and guarantees. RCC shall pay all administrative costs of maintaining such letters of credit, bonds and guarantees.

          6.6 Supply Commitment. Until the earlier of (i) two (2) years following Closing or (ii) the occurrence of a Buyer Change of Control, RCC shall supply Buyer with products of its metal building's business at a price that provides RCC with a gross margin of 22% and in amounts not materially in excess of the current requirements of the Business.


                                   ARTICLE VII

                          SURVIVAL AND INDEMNIFICATION

          7.1 Survival. All representations and warranties contained in this Agreement shall survive the Closing for a period ending six months from the date hereof. Any claim for indemnification that is asserted by written notice as provided in Section 7.3(c) within the survival period shall survive until resolved or judicially determined.

          7.2 Indemnification. The Selling Entities shall jointly and severally indemnify and hold harmless Buyer from and against any and all loss, - damage, cost or expense (including reasonable attorneys' fees and expenses) (i) caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of the Selling Entities contained herein; provided, however that the Selling Entities shall no obligation to indemnify any party with respect to any facts or circumstances fully disclosed in the Disclosure Schedule or the Closing Certificate or (ii) arising from the Retained Liabilities. Buyer shall indemnify and hold harmless the Selling Entities from and against any and all loss, damage, cost or expense (including reasonable attorneys' fees) (i) caused by any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Buyer contained herein, or (ii) arising from the Assumed Liabilities.

          7.3 General Provisions Relating to Indemnification. (a) No claim may be made against the Selling Entities for indemnification pursuant to this
Article VII for any individual claim of less than $1,000. Claims of $1,000 or more are referred to herein as "Qualified Claims". The Selling Entities shall not be required to make any payments pursuant to this Article VII unless and until the aggregate amount of all Qualified Claims shall exceed $10,000, as to which the Selling Entities shall be responsible only for the excess over $10,000. The maximum aggregate amount recoverable from the Selling Entities with respect to claims relating to this Agreement shall be equal to $1,000,000, plus any amounts recoverable with respect to the Retained Liabilities.

          (b) The Selling Entities shall have no obligation to indemnify Buyer for incidental damages, lost profits or similar items not directly related to events giving rise to liability.

          (c) The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification as soon as reasonably possible but failure to give prompt notice shall only limit the indemnified party's right to a recovery to the extent the indemnifying party is prejudiced by the delay.

          (d) With respect to each third party claim subject to this Article VII (a "Third Party Claim"), the party seeking indemnification (the "Indemnified Party") must give prompt notice to the indemnifying party (the "Indemnifying Party") as provided in (c) above of the Third Party Claim. The Indemnifying Party, at its sole cost and expense, may, upon notice to the Indemnified Party within twenty (20) days after the Indemnifying Party receives notice of the Third Party Claim, assume the defense of the Third Party Claim, with counsel of its choice. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, unless (i) the settlement or judgment is solely for money damages and the Indemnifying Party has agreed to pay the damages for which the Indemnified Party is entitled to indemnification or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnifying Party shall provide the Indemnified Party with fifteen (15) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of (but not control) any Third Party Claim, the defense of which is assumed by the Indemnifying Party, with its own counsel and at its own expense. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis.

          (e) After the Closing, the indemnification rights provided for in this Article VII shall be the exclusive remedy of the parties with respect to any dispute arising out of or related to this Agreement.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

          8.1 Termination. Either party may terminate this Agreement if the Closing has not occurred by October 31, 1996 (a "General Termination"). After a General Termination, each party shall remain liable for any actual damages caused by its breach of this Agreement prior to termination.

          8.2 Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          8.3 Notices. All notices, requests, consents, demands and other communications hereunder must be in writing and shall be delivered in person, by courier service or by telecopy, telegram or telex as follows:

          (a)  If to the Selling Entities:

                    Robertson-Ceco Corporation
                    5000 Executive Parkway
                    Suite 425
                    San Ramon, CA 94583
                    Telephone No.:  (510) 866-3010
                    Telecopy No.:  (510) 866-3020
                    Attn:  E.A. Roskovensky

          (b)  If to Buyer:

                    Bruco International, Inc.
                    55 West Monroe
                    Suite 3300
                    Chicago, Illinois  60603
                    Telephone No.: (312) 641-3200
                    Telecopy No.:  (312) 641-6492
                    Attn:  Bruce Sperling

Notice shall be deemed given when sent or delivered as provided herein. Any party may change its address or add or change parties for receiving notice by written notice given to the others named above.

          8.4 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

          8.5 Rules of Construction. The word "including" shall mean including, without limitation. The Article, Section and other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All dollar ($) amounts referred to herein refer to United States Dollar amounts.

          8.6 Counterparts. This Agreement may be executed (which may be by facsimile with hard copy by express delivery) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.7 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. The Selling Entities may not assign any rights, benefits, duties or obligations under this Agreement. Buyer may assign its rights, benefits, duties and obligations without the consent of any person.

          8.8 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof. This agreement supersedes and terminates the agreement dated June 28, 1996 providing for the purchase by Buyer of certain assets of the Operating Companies.

          8.9 Announcements. No announcement of the specific terms of this Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except filings required to be made with the Securities and Exchange Commission and as otherwise required by applicable law or rules of a national securities exchange.

          8.10 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

          8.11 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois. Each party hereby irrevocably and unconditionally consents and submits to the in personam jurisdiction of Illinois state courts and federal courts located in Cook County, Illinois over all matters relating to this Agreement. Each party agrees that service of process in any action or proceeding hereunder may be made upon such party by certified mail, return receipt requested to the address for notice set forth herein. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum and each party irrevocably waives the right to proceed in any other jurisdiction. Final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described.


                                  *     *     *

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.


BRUCO INTERNATIONAL, INC.          ROBERTSON-CECO CORPORATION


By:                                By:
Its:                               Its:


                                   H.H. ROBERTSON ASIA/PACIFIC PTE LTD


                                   By:
                                   Its: